UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

SYMMETRY MEDICAL INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-32374	35-1996126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3724 N State Road 15, Warsaw, Indiana 46582	46582
(Address of principal executive offices)	(Zip Code)

David C. Milne

(574) 371-2266

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1—Conflict Minerals Disclosure

Items 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

1

This Form SD, filed by Symmetry Medical Inc. (the “Company”) is filed pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period beginning January 1, 2013 and ending December 31, 2013.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.02 hereto and is publicly available through our website: www.symmetrymedical.com (under the “Investor Relations” section and “SEC Filings” subsection).

Item 1.02 Exhibits

The Company has filed, as an exhibit to this Form SD, the Conflict Minerals Report required by Item 1.01.

Section 2.01—Exhibits

The following exhibit is filed as part of this report

Exhibit 1.02—Conflict Minerals Report

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Symmetry Medical Inc.

By	/s/ Fred L. Hite	June 2, 2014
	Fred L. Hite Chief Financial Officer	(Date)

EXHIBIT INDEX

Symmetry Medical Inc.

Form SD

Exhibit No.	Description

1.02	Conflict Minerals Report

2